Exhibit 99.1

Flexsteel Announces Third Quarter and Year-To-Date Operating Results

DUBUQUE, Iowa--(BUSINESS WIRE)--Flexsteel Industries, Inc. (NASDAQ:FLXS) today reported sales and earnings for its third quarter and fiscal year-to-date ended March 31, 2008.

The Company reported net sales for the quarter ended March 31, 2008 of $98.1 million compared to the prior year quarter of $104.1 million, a decrease of 5.7%. Net income for the current quarter was $0.8 million or $0.13 per share compared to $1.5 million or $0.23 per share in the prior year quarter. The prior year quarter included an after tax gain of $0.3 million or $0.04 per share from the sale of land.

Net sales for the nine months ended March 31, 2008 were $305.0 million compared to $311.1 million in the prior year nine-month period, a decrease of 2.0%. Net income for the nine months ended March 31, 2008 was $3.9 million or $0.59 per share compared to net income of $3.5 million or $0.53 per share, including the aforementioned $0.3 million or $0.04 per share after tax gain from the sale of land, for the nine months ended March 31, 2007.

For the quarter ended March 31, 2008, residential net sales were $60.9 million, compared to $59.5 million, an increase of 2.5% from the prior year quarter. Recreational vehicle net sales were $14.0 million for the quarter ended March 31, 2008, compared to $17.6 million, a decrease of 20.6% from the prior year quarter. Commercial net sales were $23.2 million for the quarter ended March 31, 2008, compared to $27.0 million in the prior year quarter, a decrease of 14.0%.

For the nine months ended March 31, 2008, residential net sales were $191.1 million, an increase of 1.6% from the nine months ended March 31, 2007. Recreational vehicle net sales were $44.5 million for the nine months ended March 31, 2008, a decrease of 8.0% from the nine months ended March 31, 2007. Commercial net sales were $69.3 million for the nine months ended March 31, 2008, a decrease of 6.9% from the nine months ended March 31, 2007.

Gross margin for the quarter ended March 31, 2008 was 18.4% compared to 19.7% in the prior year quarter. The gross margin percentage decrease is primarily due to an approximate $1.3 million aggregated impact related to increases in raw material costs, fuel related transportation costs and under absorption of fixed manufacturing costs on the lower sales volume in the current quarter. For the nine months ended March 31, 2008, the gross margin was 19.6% compared to 18.9% for the prior year nine-month period. A portion of the gross margin improvements realized during the first half of the current fiscal year have been offset by the aforementioned cost increases experienced in our third fiscal quarter. The Company is committed to adjusting its selling prices to reflect the additional costs that it has experienced, however, there will be a time lag in realization of results.

Selling, general and administrative expenses were 16.8% and 17.6% of net sales for the quarters ended March 31, 2008 and 2007, respectively. The decrease in SG&A expenses for the current quarter compared to the prior year quarter is primarily due to lower performance based compensation accruals. For the nine months ended March 31, 2008 and 2007, selling, general and administrative expenses were 17.3% and 17.0%, respectively. The slight percentage increase in SG&A expense for the nine-month period was primarily a result of a change in revenue on a period over period basis.

Working capital (current assets less current liabilities) at March 31, 2008 was $103.3 million. Significant changes in working capital from June 30, 2007 to March 31, 2008 included decreased accounts receivable of $15.7 million, increased inventory of $5.9 million and decreased accounts payable of $3.9 million. The decrease in receivables is related to lower shipment volume and improved collections, as well as the timing of shipments to customers and the related payment terms. The increase in inventory is due primarily to the timing of purchases of finished goods to meet our forecasted customer requirements and new product introductions. The decrease in accounts payable relates to the timing of purchases and the related payments.

Net cash provided by operating activities was $11.4 million for the nine months ended March 31, 2008. Cash from operating activities was used to reduce borrowing by $5.9 million, pay dividends of $2.6 million, increase cash on hand by $2.2 million and purchase capital assets, primarily manufacturing equipment, of $1.0 million. Depreciation and amortization expense was $3.4 million and $4.0 million for the nine-month periods ended March 31, 2008 and 2007, respectively. The Company expects that capital expenditures will be less than $1.0 million for the remainder of fiscal year 2008. The Company believes that existing credit facilities are adequate for its capital requirements for the remainder of fiscal year 2008.

All earnings per share amounts are on a diluted basis.

Outlook

Consumers in the United States are paying higher amounts for food. Fuel prices are increasing almost on a daily basis. The unemployment level has increased and in many cases homes have declined in value. Current events on a national level, including the mortgage credit crisis and the upcoming presidential election, contribute to uncertainty for consumers, as well. International events, such as the war in Iraq, also give consumers pause. As a result, consumer confidence continues to decline. These events are creating a very challenging business climate for the products that we sell.

In the face of these challenges, the order rate for our residential products has declined during our third fiscal quarter. We anticipate that our fourth fiscal quarter shipments will be lower than the prior year quarter due to lower order backlogs and declining order rates. Consumer demand for recreational vehicles continues to be weak, creating lower order and production levels by most of the Original Equipment Manufacturers that we provide product to, and as a result the demand for our products is lower than in the prior year. We expect that this reduced demand for residential and recreational vehicle products will continue through the balance of calendar year 2008. Orders and shipments of our commercial office and hospitality products have slowed along with the overall commercial market from the relatively high levels experienced in the prior year. We expect shipments to be lower than the prior year through the balance of the fiscal year.

The Company continues to focus on the processes that it can control regardless of the level of consumer confidence and national and international macroeconomic circumstances that we face. We will continue to review our allocation of capital resources in relation to business conditions and to explore cost control opportunities in all facets of our business. The Company believes it has the necessary inventories, product offerings and marketing strategies in place to take advantage of opportunities for expansion of market share, especially for our residential products. We believe that consumers will continue to value a broad selection of designs, as well as a wide range of fabrics and leathers. Based on this, the Company anticipates continuing its strategy of providing furniture from a wide selection of domestically manufactured and imported products.

Analysts Conference Call

We will host a conference call for analysts Tuesday, April 22, 2008, at 10:30 a.m. Central Time. To access the call, please dial 1-888-275-4480 and provide the operator with ID# 35843799. A replay will be available for two weeks beginning approximately two hours after the conclusion of the call by dialing 1-800-642-1687 and entering ID# 35843799.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made in this press release. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, foreign currency valuations, actions by governments including taxes and tariffs, the amount of sales generated and the profit margins thereon, competition (both foreign and domestic), changes in interest rates, credit exposure with customers and general economic conditions. Any forward-looking statement speaks only as of the date of this press release. We specifically decline to undertake any obligation to publicly revise any forward-looking statements that have been made to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

About Flexsteel

Flexsteel Industries, Inc. is headquartered in Dubuque, Iowa, and was incorporated in 1929. Flexsteel is a designer, manufacturer, importer and marketer of quality upholstered and wood furniture for residential, recreational vehicle, office, hospitality and healthcare markets. All products are distributed nationally.

For more information, visit our web site at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31,	June 30,
ASSETS	2008	2007
CURRENT ASSETS:
Cash and cash equivalents	$3,087,008	$900,326
Investments	1,042,782	976,180
Trade receivables, net	40,600,882	56,273,874
Inventories	84,623,719	78,756,985
Other	6,003,921	5,609,045
Total current assets	135,358,312	142,516,410

NONCURRENT ASSETS:
Property, plant, and equipment, net	25,919,618	28,168,244
Other assets	13,489,182	13,479,528

TOTAL	$174,767,112	$184,164,182

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable – trade	$9,672,054	$13,607,485
Notes payable and current maturities of long-term debt	1,519,845	7,030,059
Accrued liabilities	20,818,262	22,540,063
Total current liabilities	32,010,161	43,177,607

LONG-TERM LIABILITIES:
Long-term debt	20,944,500	21,336,352
Other long-term liabilities	6,715,258	5,535,113
Total liabilities	59,669,919	70,049,072

SHAREHOLDERS’ EQUITY	115,097,193	114,115,110

TOTAL	$174,767,112	$184,164,182

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2008	2007	2008	2007
NET SALES	$98,138,372	$104,071,451	$305,024,720	$311,110,666
COST OF GOODS SOLD	(80,119,291)	(83,593,396)	(245,172,530)	(252,453,428)
GROSS MARGIN	18,019,081	20,478,055	59,852,190	58,657,238
SELLING, GENERAL AND ADMINISTRATIVE	(16,486,183)	(18,277,812)	(52,867,477)	(52,885,603)
GAIN ON SALE OF CAPITAL ASSETS	--	392,685	--	392,685
OPERATING INCOME	1,532,898	2,592,928	6,984,713	6,164,320
OTHER INCOME (EXPENSE):
Interest and other income	108,361	128,356	329,323	459,363
Interest expense	(341,728)	(329,682)	(1,183,678)	(1,110,298)
Total	(233,367)	(201,326)	(854,355)	(650,935)
INCOME BEFORE INCOME TAXES	1,299,531	2,391,602	6,130,358	5,513,385
PROVISION FOR INCOME TAXES	(450,000)	(870,000)	(2,230,000)	(2,020,000)
NET INCOME	$849,531	$1,521,602	$3,900,358	$3,493,385
AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	6,575,633	6,568,251	6,573,454	6,566,396
Diluted	6,615,678	6,586,488	6,612,010	6,578,661
EARNINGS PER SHARE OF COMMON STOCK:
Basic	$0.13	$0.23	$0.59	$0.53
Diluted	$0.13	$0.23	$0.59	$0.53

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	Nine Months Ended
	March 31,
	2008	2007
OPERATING ACTIVITIES:
Net income	$3,900,358	$3,493,385
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	3,404,290	3,989,813
Gain on disposition of capital assets	(43,301)	(473,060)
Stock-based compensation expense	186,000	274,000
Changes in operating assets and liabilities	3,966,860	9,676,238
Net cash provided by operating activities	11,414,207	16,960,376

INVESTING ACTIVITIES:
Net sales of investments	111,754	(152,551)
Proceeds from sale of capital assets	63,022	637,466
Capital expenditures	(998,895)	(10,196,972)
Net cash used in investing activities	(824,119)	(9,712,057)

FINANCING ACTIVITIES:
Net proceeds (payment) of borrowings	(5,902,066)	(4,456,132)
Dividends paid	(2,563,046)	(2,560,361)
Proceeds from issuance of common stock	61,706	64,238
Net cash used in financing activities	(8,403,406)	(6,952,255)

Increase in cash and cash equivalents	2,186,682	296,064
Cash and cash equivalents at beginning of period	900,326	1,985,768
Cash and cash equivalents at end of period	$3,087,008	$2,281,832

CONTACT:
Flexsteel Industries, Inc., Dubuque
Timothy E. Hall, 563-585-8392
Chief Financial Officer